Exhibit 99.A

News For Immediate Release
El Paso Corporation Closes Sale of Interests in Chinese Power Plants for $70 Million
HOUSTON, TEXAS, December 8, 2005—El Paso Corporation (NYSE:EP) announced today that it closed the previously announced sale of its interests in four power plants located in China to Genting Power China Limited for approximately $70 million. El Paso held an approximate 26-percent indirect ownership interest in the Meizhou Wan power plant, representing 190 net megawatts (MW); an 80-percent indirect ownership interest in the Nanjing power plant, representing 60 net MW; a 60-percent indirect ownership interest in the Suzhou power plant, representing 60 net MW; and a 60-percent indirect ownership interest in the Wuxi power plant, representing 25 net MW.
Since its March 17, 2005 long-range plan update, the company has announced or closed approximately $1.5 billion of its targeted $1.2 billion to $1.6 billion of asset sales that support the company’s debt-reduction program.
El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner. The company owns North America’s largest natural gas pipeline system and one of North America’s largest independent natural gas producers. For more information, visit www.elpaso.com.
Cautionary Statement Regarding Forward-Looking Statements

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the ability to implement and achieve our objectives in the long-range plan; our ability to meet our debt-reduction targets; our ability to close our announced asset sales on a timely basis; and other factors described in the company’s (and its affiliates’) Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.
Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office: (713) 420-5855
Media Relations
Richard Wheatley, Manager
Office: (713) 420-6828

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